Exhibit 99.1

MIDDLESEX WATER COMPANY REPORTS
2009 FINANCIAL RESULTS

ISELIN, NJ,  March 8, 2010 - Middlesex Water Company (NASDAQ:MSEX) a provider of water, wastewater and related services, primarily in New Jersey and Delaware, today announced operating revenues of $91.2 million for the year ended December 31, 2009, compared to $91.0 million in 2008.  Net income for the year ended December 31, 2009 was $10.0 million, down $2.2 million from the same period in 2008. Earnings applicable to common stock for the year ended December 31, 2009, were $9.8 million, or $0.73 per basic share, compared with $12.0 million, or $0.90 per basic share, in 2008. On a fully diluted basis, earnings per share were $0.72 for 2009, compared to $0.89 per share in 2008.

Middlesex Water President and CEO Dennis W. Doll said, “We achieved marginal growth in consolidated revenues in 2009, despite abnormally unfavorable weather and decreased water consumption by large commercial and industrial customers due to the economy, as well as by retail customers in our Middlesex system in New Jersey.  Although abnormally unfavorable weather and usage patterns also adversely affected consumption revenues in our Tidewater Utilities system in Delaware, revenues increased $1.4 million, largely due to increased rates and water consumption and connection fees from customer growth. Our regulated wastewater operations continue to contribute to growth, although at a slower pace than originally projected, due to the continued impact of the economy on the new housing market in the growth areas we have targeted.   During this period of anticipated improvement in local economic conditions in our existing and planned service areas, we remain focused on further improving service delivery capabilities through continued investments in infrastructure and further leveraging technology to deliver service as cost-effectively as possible,” added Doll.

Total operations and maintenance expenses for the year ended December 31, 2009 increased $3.4 million, or 7.0%, from 2008, largely due to higher labor and benefits costs, and higher water production costs.  While weather patterns and economic conditions resulted in a decline in water production in New Jersey and Delaware, costs for chemicals and treatment residuals disposal increased due to unit cost disposal rate increases and lower quality of untreated water, influenced by abnormally high rainfall in 2009.   Purchased water costs in our Middlesex system increased over 2008, primarily due to the full year’s effect of our suppliers’ rate increases that took effect in the fourth quarter of 2008. Depreciation expense for 2009 rose by $0.6 million or 8.0% due to a higher level of utility plant in service.

Fourth Quarter 2009

For the three month period ended December 31, 2009, operating revenues were $22.1 million, up from $21.5 million, for the same period in 2008. This increase of $0.6 million is attributable mostly to increased rates in our Tidewater system. Total operations and maintenance expenses increased $0.6 million, or 4.8%, from 2008, largely due to higher water production costs. Depreciation expense rose by $0.1 million or 6.8%.  Net income decreased to $1.7 million, down from $1.9 million in 2008.

Company Quarterly Dividend

Middlesex Water paid a quarterly dividend of $0.18 per share on the Common Stock on March 1, 2010, to stockholders of record as of February 15, 2010. The Company has paid cash dividends in varying amounts continually since 1912.  Middlesex Water is currently offering a 5% discount on shares of its Common Stock to participants in its Dividend Reinvestment Plan, through June 1, 2010.

About Middlesex Water Company

Middlesex Water Company, organized in 1897, is a water utility serving customers in central and southern New Jersey and in the State of Delaware. The Company and its New Jersey subsidiaries -- Pinelands Water Company and Pinelands Wastewater Company -- are subject to the regulations of the Board of Public Utilities of the State of New Jersey. Middlesex Water Company operates the water and wastewater utilities for the City of Perth Amboy through its subsidiary, Utility Service Affiliates (Perth Amboy) Inc.  Middlesex Water also provides contract operations services and a service line maintenance program through its non-regulated subsidiary, Utility Service Affiliates, Inc.  The Company’s regulated Delaware subsidiaries, Tidewater Utilities, Inc., together with Southern Shores Water Company and Tidewater Environmental Services Inc., are subject to the regulations of the Public Service Commission in Delaware. White Marsh Environmental Systems, Inc. operates small water and wastewater systems under contract on a non-regulated basis in Delaware.  Middlesex Water recently acquired the assets of Twin Lake Water Services, Inc. in Shohola, PA and serves customers there through its subsidiary Twin Lakes Utilities, Inc. These companies are also subject to various Federal and State regulatory agencies concerning water, and wastewater effluent, quality standards.

For additional information regarding Middlesex Water Company, visit the Company’s web site at www.middlesexwater.com or call (732) 634-1500.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others,  our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost  containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Contact:
Bernadette Sohler, Vice President – Corporate Affairs
Middlesex Water Company
1500 Ronson Road
Iselin, New Jersey   08830
www.middlesexwater.com
(732) 638-7549

MIDDLESEX WATER COMPANY
CONSOLIDATED STATEMENTS OF INCOME
(In thousands except per share amounts)

	Years Ended December 31,		Quarters Ended December 31,
	2009	2008	2009	2008

Operating Revenues	$91,243	$91,038	$22,079	$21,495

Operating Expenses:
Operations	47,770	44,782	12,045	11,484
Maintenance	4,578	4,147	1,081	1,045
Depreciation	8,559	7,922	2,189	2,050
Other Taxes	10,175	10,168	2,476	2,453

Total Operating Expenses	71,082	67,019	17,791	17,032

Operating Income	20,161	24,019	4,288	4,463

Other Income (Expense):
Allowance for Funds Used During Construction	1,001	667	274	223
Other Income	1,011	906	251	238
Other Expense	(286)	(271)	(237)	(102)

Total Other Income, net	1,726	1,302	288	359

Interest Charges	6,750	7,057	1,801	1,896

Income before Income Taxes	15,137	18,264	2,775	2,926

Income Taxes	5,160	6,056	1,032	1,002

Net Income	9,977	12,208	1,743	1,924

Preferred Stock Dividend Requirements	208	218	52	52

Earnings Applicable to Common Stock	$9,769	$11,990	$1,691	$1,872

Earnings per share of Common Stock:
Basic	$0.73	$0.90	$0.12	$0.14
Diluted	$0.72	$0.89	$0.12	$0.13